Exhibit 99.1

December 3, 2007

Dear Cornerstone Realty Fund, LLC Investor:

CMG Partners has launched another Mini-Tender Offer for units of Cornerstone Realty Fund, LLC at $435 per unit.  This is an increase of $135 per unit over the $300 per unit price CMG first offered. CMG has specifically included in the terms of its offer that all distributions paid or declared by the Fund on or after November 1, 2007 would belong to CMG. Therefore, if you were to tender your units on February 28, 2008, CMG would be entitled to the last three months of distributions that you received, including those we anticipate paying in January 2008. The Fund is currently paying a 5% annualized cash distribution to investors. The price you would receive net of the anticipated January cash distributions would be $428.75 per unit. If you tender your units to CMG and the Fund subsequently declares an additional distribution of net proceeds from the sale of properties, such additional distribution would also belong to CMG and the net proceeds to you from the sale of your units to CMG would be further reduced. The Fund sold a property for $3.2 million in April 2007. We expect to retain a portion of the net sales proceeds for working capital reserves and anticipate that we will distribute approximately $10 per unit to investors, although we have not determined the exact timing or amount of such distribution as of the date of this letter. Should you choose to tender your units to CMG Partners, you have only 10 days from that date to withdraw your units from their Mini-Tender Offer.

CMG is offering to purchase an aggregate of 4.9% of the total units at an established price without limitations on the timing for purchases (other than the expiration date of the CMG tender offer which is 5:00 P.M. PST February 28, 2008). Investors selling units, including sales to CMG as part of the CMG tender offer, pay a $75 fee to the transfer agent per transaction (not per unit).

Cornerstone Realty Fund has adopted a repurchase program and established the initial price to be paid for units purchased pursuant to the repurchase program at $435 per unit. In contrast to the CMG offer, the repurchase program is subject to limitations on the number of units that can be repurchased in any calendar year (initially 2% of the total units outstanding), limitations on the timing for purchases and periodic adjustments to the price to be paid for units upon at least 30 days notice to investors. Investors redeeming units under the repurchase program pay a $37.50 fee to the transfer agent per transaction (not per unit).

As we have stated in the past, we at Cornerstone value your participation and investment in the Cornerstone Realty Fund.  The Fund is legally required to liquidate its properties prior to December 31, 2010. While aggregate portfolio rents are increasing and the Fund believes that additional portfolio value may be realized over its remaining anticipated investment holding period, risks we do not control may affect the value of the Fund’s properties. Property values may be adversely affected by changes in regional or nationwide economic climate, interest rate levels and availability of financing to buyers. Cornerstone Realty Fund files annual, quarterly and current reports with the Securities and Exchange Commission, which are publicly available via the SEC’s web site at www.sec.gov. Investors are encouraged to review these reports in evaluating whether or not to accept CMG’s tender offer.

The Fund expresses no opinion and is remaining neutral with respect to the CMG tender offer. The reason for this position is that the Fund believes that the CMG net offer price, which is similar to the Fund’s repurchase program price, represents a fair discount to estimated liquidation value for investors who seek early liquidation of their investment.

In closing, we greatly appreciate your investment in the Fund. We look forward to working with you in the future. If you or your financial advisor have any questions, please call us at (877) 805-3333.

Sincerely,

Cornerstone Realty Fund, LLC